                                                                    EXHIBIT 4.11



                               PURCHASE AGREEMENT

                            dated as of June 29, 2000

                                  by and among

                            TRANSMEDIA NETWORK INC.,

                            SPECTRUM PARTNERS, INC.,

                       POTOMAC DINING LIMITED PARTNERSHIP,

                              GUSTAVO L. BESSALEL,

                                THOMAS E. GORMAN

                               AND FRANCIS ROTHGEB


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                              TABLE OF CONTENTS

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                                                                                                              Page No.

ARTICLE I           TRANSFER OF ASSETS; TERMINATION OF FRANCHISE AGREEMENT
                    AND REPRESENTATIVE AGREEMENT..................................................................3
         1.1        Transfer of Assets; Termination of Franchise Agreement........................................3
         1.2        Purchase Price................................................................................5
         1.3        Closing.......................................................................................5
         1.4        Excluded Assets and Obligations...............................................................7
         1.5        Rights-to-Receive Adjustment..................................................................8
         1.6        Calculation of Number of Shares...............................................................9
         1.7        Further Assurances............................................................................9
         1.8        Nonassignability.............................................................................10

ARTICLE II          REPRESENTATIONS AND WARRANTIES...............................................................11
         2.1        The Seller...................................................................................11
         2.2        Transmedia...................................................................................22

ARTICLE III         REGISTRATION.................................................................................25
         3.1        Shelf Registration...........................................................................25
         3.2        Postponement.................................................................................25
         3.3        Obligations of Transmedia....................................................................26
         3.4        Furnish Information..........................................................................28
         3.5        Indemnification..............................................................................28
         3.6        Reports Under the Exchange Act...............................................................32
         3.7        No Assignment of Registration Rights.........................................................33

ARTICLE IV          AGREEMENTS OF THE SELLER AND OTHERS..........................................................33
         4.1        Ordinary Course of Business..................................................................33

ARTICLE V           ADDITIONAL AGREEMENTS........................................................................34
         5.1        Legal Conditions to Transaction..............................................................34
         5.2        Taxes........................................................................................35
         5.3        Confidentiality..............................................................................35
         5.4        Access to Information........................................................................36
         5.5        Non-Competition..............................................................................36
         5.6        NYSE Listing.................................................................................39
         5.7        Allocation of Purchase Price.................................................................39

ARTICLE VI          CONDITIONS TO CLOSING........................................................................40
         6.1        Conditions to the Obligations of Transmedia..................................................40
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

         6.2        Conditions to the Obligations of the Seller..................................................41

ARTICLE VII         TERMINATION..................................................................................43
         7.1        Termination..................................................................................43
         7.2        Effect of Termination........................................................................43

ARTICLE VIII        SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION .................................44
         8.1        Survival of Representations and Warranties...................................................44
         8.2        Indemnification Obligations..................................................................44
         8.3        Transmedia's Indemnification Obligations.....................................................45
         8.4        Claims for Indemnification; Defense of Indemnified  Claims; Limitations on Indemnification...46
         8.5        Set-Off......................................................................................48

ARTICLE IX          DEFINITIONS..................................................................................49

ARTICLE X           MISCELLANEOUS; GENERAL.......................................................................54
         10.1       Fees and Expenses............................................................................54
         10.2       Modification or Amendment....................................................................55
         10.3       Waiver of Conditions.........................................................................55
         10.4       Counterparts.................................................................................55
         10.5       Governing Law; Forum; Consent to Jurisdiction................................................55
         10.6       WAIVER OF JURY TRIAL.........................................................................56
         10.7       Notices......................................................................................56
         10.8       Disclosure Letter and Exhibits; Entire Agreement.............................................58
         10.9       Assignment...................................................................................58
         10.10      Titles and Captions..........................................................................58
         10.11      Severability.................................................................................58
         10.12      Publicity....................................................................................59
         10.13      No Third Party Beneficiaries.................................................................59
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                                      ii

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                              PURCHASE AGREEMENT


                  PURCHASE AGREEMENT (the "Agreement"), dated as of June 29, 2000, by and among Transmedia Network Inc., a Delaware corporation ("Transmedia"), Spectrum Partners, Inc., a Maryland corporation ("Spectrum"), Potomac Dining Limited Partnership, a Maryland limited partnership ("Potomac" and, together with Spectrum, the "Seller"), Gustavo L. Bessalel ("Bessalel"), Thomas E. Gorman ("Gorman" and, together with Bessalel, the "Original Franchisees") and Francis Rothgeb ("Rothgeb").

                  WHEREAS, Transmedia and the Original Franchisees entered into a Franchise Agreement, dated February 14, 1992, as amended by an Amendment, dated February 14, 1992, and a Second Amendment, dated September 24, 1993 (collectively, the "Franchise Agreement"), pursuant to which Transmedia granted the Original Franchisees the right to utilize certain property and promote and sell certain services owned by Transmedia in the Territory, upon the terms and conditions contained in the Franchise Agreement;

                  WHEREAS, the Original Franchisees and Spectrum entered into an Assignment of the Franchise Agreement, dated June 15, 1992, pursuant to which the Original Franchisees assigned and transferred to Spectrum all of their right, title and interest as "Franchisee" under the Franchise Agreement;

                  WHEREAS, Spectrum, as the general partner of Potomac, contributed all of its rights and burdens under the Franchise Agreement to Potomac;

                  WHEREAS, Transmedia entered into a Guaranty, dated as of June 14, 1995 (the "Guaranty"), in favor of Merrill Lynch Business Financial Services Inc. ("MLBFS") for the benefit of the Seller in connection with the WCMA Note, Loan and Security Agreement, dated as of June 14, 1995, between Potomac and MLBFS (the "Loan Agreement") and an Agreement, effective July 11, 1995, between Transmedia and Potomac with respect to such Bank Guaranty;

                  WHEREAS, Transmedia and Spectrum entered into a Sale Representative Agreement, dated as of July 1, 1999 (the "Representative Agreement"), pursuant to which Transmedia appointed Spectrum as sales representative in the Territory for the Dining a la Card program; and

                  WHEREAS, Transmedia and the Seller desire to terminate the Franchise Agreement and the Representative Agreement and the Seller desires to sell to Transmedia, or its designee, and Transmedia, or its designee, desires to purchase from the Seller, certain assets of the Seller relating to the Territory in exchange for the termination of the Franchise Agreement and the Representative Agreement and the consideration described herein, all on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


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                                  ARTICLE I
            TRANSFER OF ASSETS; TERMINATION OF FRANCHISE AGREEMENT
                         AND REPRESENTATIVE AGREEMENT

                  1.1 Transfer of Assets; Termination of Franchise Agreement. On the terms and subject to the conditions in this Agreement and for the consideration specified herein, at the Closing (as hereinafter defined):

                           (a)      Transmedia shall purchase from the Seller,
and the Seller shall sell, transfer, convey, assign and deliver to Transmedia Restaurant Company Inc., a Delaware corporation ("Transmedia Restaurant"), free and clear of all mortgages, pledges, assessments, security interests, leases, liens, adverse claims, levies, charges or other encumbrances of any nature, conditional sale or title retention contracts, agreements or understandings or any contracts, agreements or understandings to grant any of the foregoing (collectively, "Liens"), all of the Seller's right, title and interest in, to and under (i) the contractual rights-to-receive (both funded and unfunded) including, without limitation, the food and beverage credits of the Seller at, and any loans or advances of the Seller to, restaurants and other establishments in the Territory (including, without limitation, those restaurants and establishments listed on Exhibit A attached hereto and the restaurants and establishments listed on Exhibit B attached hereto (the "Additional Restaurants")) used or held for use in connection with the Seller's business in the Territory and at the Additional Restaurants, all agreements, contracts, guarantees, instruments, security agreements and other documents evidencing or securing, and any collateral and security interests securing, such credits and all claims of the Seller related thereto (collectively, the "Rights-to-Receive"), as the same shall exist on the Closing Date, (ii) (x) all agreements, contracts and other documents (including arrearage sale contracts)

                                      3

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evidencing the Rights-to-Receive and the Seller's other rights with respect to the restaurants and other establishments in the Territory and the Additional Restaurants in connection with the Seller's business pursuant to the Franchise Agreement and the Representative Agreement and (y) the Lease Agreement, dated April 17, 1997, between NY Life Funding, Inc. and Potomac (as amended), and, in each case, all claims of the Seller's related thereto (the "Assigned Agreements"), (iii) all electronic processors in the Territory and at the Additional Restaurants (a list of which is attached hereto as Exhibit C) (the "Processors"), and (iv) specified tangible assets (a list of which is attached hereto as Exhibit D) (the "Property") but excluding the Excluded Assets as hereinafter defined, (items (i) - (iv), being, collectively, the "Assets"), by the execution and delivery of the General Assignment and Bill of Sale Agreement, in the form attached hereto as Exhibit E (the "Bill of Sale").

                           (b)      Effective as of the Closing Date, the
Seller's rights under the Franchise Agreement (including the right to market under the Franchise Agreement the TRANSMEDIA System in the Territory), and, except as otherwise provided in the Letter Agreements (as defined herein), the Representative Agreement (including the right to market under the Representative Agreement the Dining a la Card program in the Territory) shall, by the execution and delivery of the letter agreements, in the form attached hereto as Exhibits F and G (collectively, the "Letter Agreements"), terminate and be of no further force and effect. The Seller shall execute and deliver the power of attorney, in the form attached hereto as Exhibit H (the "Power of Attorney"), the release, in the form attached hereto as Exhibit I (the "Release"), and the two subordinated convertible notes issued by Transmedia Restaurant, in the forms attached hereto as Exhibits J and K (the "Payment Notes").

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                  1.2      Purchase Price. In consideration of the transfer of
the Assets specified in Section 1.1(a), the cancellation and termination of the Seller's rights under the Franchise Agreement and under the Representative Agreement and the execution and delivery of the Release, at the Closing, subject to Sections 1.5 and 1.6, Transmedia shall deliver to Potomac: (i) by wire transfer of immediately available funds to an account in Potomac's name or the names of its designees at such banks in the United States as Potomac (or such other party as Potomac shall designate) shall specify in writing to Transmedia at least two Business Days prior to the Closing Date, $1,425,888.00 in the aggregate, (ii) the Payment Notes in aggregate principal amount of $2,000,000.00, registered in the name of Potomac, which shall bear appropriate legends stating that they have not been registered under federal and state securities laws, and (iii) certificates for such number of shares (the "Shares") of Common Stock, calculated as provided in Section 1.6, registered in the name of Potomac, which shall bear appropriate legends stating that the shares evidenced thereby have not been registered under federal and state securities laws.

                  1.3      Closing.

                           (a)      Date and Place.  The closing of the
transactions contemplated hereby (the "Closing") shall take place at the offices of Transmedia, 11900 Biscayne Boulevard, North Miami, Florida 33181, or such other location as the parties shall mutually agree, commencing at 10:00 a.m. local time, on June 29, 2000, or at such other time and place as the parties may agree in writing. The "Closing Date" shall be the date on which the Closing occurs.

                           (b)      Transfer and Purchase.

                                    (i)     On the Closing Date, the Seller will
         convey, transfer, assign and deliver the Assets to Transmedia Restaurant, and put Transmedia Restaurant in

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         possession (or right thereto) of all Assets, free and clear of all
         Liens. In furtherance thereof, the Seller shall deliver to Transmedia (or its designees):

                                            (1)      the Bill of Sale;

                                            (2)      such other specific
                  assignments, bills of sale and forms of transfer to such of the Assets, and in such form, as Transmedia may reasonably request;

                                            (3)      the Power of Attorney, the
                  Letter Agreements, the Release and the Payment Notes; and

                                            (4)      such other assignments,
                  financing statements, instruments or other documents as Transmedia may reasonably request.

                                    (ii)    On the Closing Date, Transmedia and
         Transmedia Restaurant, as appropriate, shall execute and deliver to the
         Seller: the Bill of Sale, the Letter Agreements, the Payment Notes and the release, in the form attached hereto as Exhibit L (the "Transmedia Release"), and shall deliver (x) to Potomac or its designee, cash in the amount specified in Section 1.2(i) and (y) to Potomac, certificates representing the Shares.

                                    (iii)   From and after the Closing Date,
         Transmedia, as successor in interest to the Seller but on behalf of and for the benefit of Transmedia, may at its own cost or expense collect, assert or enforce any claim, right or title of any kind in, with respect to or to any of the Assets (including, without limitation, instituting and prosecuting any proceedings in connection therewith), or defend or compromise any and all claims, actions, suits or proceedings in respect of any of the Assets, and otherwise to do all such acts and things in relation to the Assets as Transmedia shall deem advisable (including, without

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         limitation, asserting any rights under any Assets or performing or accepting performance under any agreements), and Transmedia shall retain for its own account any amounts collected pursuant to the foregoing, including any sums payable as interest in respect thereof.

                  1.4      Excluded Assets and Obligations.

                           (a)      Notwithstanding anything in this Agreement
to the contrary, the following assets, properties and rights of the Seller (the "Excluded Assets") shall be excluded from and shall not constitute Assets, and Transmedia shall have no rights, title or interest in or to or duties or obligations of any nature whatsoever with respect thereto by virtue of the consummation of the transactions contemplated by this Agreement:

                                    (i)     Agreements.  The rights of the
         Seller in, to and under, and the obligations of the Seller under, all contracts, agreements and leases of any nature, including the Letter Agreements and the Seller's arrangement with Stoney Creek Dining Inc., other than the Assigned Agreements and the Rights-to-Receive.

                                    (ii)    Other Assets.  All assets,
         properties and rights owned, used or previously used by the Seller other than the Assets, including, without limitation, all of the Seller's tangible personal property (other than the Property and the Processors) and cash and accounts receivables (other than with respect to the Rights-to-Receive).

                                    (iii)   Litigation Claims.  Any rights
         (including indemnification) and claims and recoveries under litigation of the Seller relating solely to the Excluded Assets described in clauses (i) through (ii) of this Section 1.4.

                           (b)      In connection with the sale, transfer,
assignment and delivery of the Assets pursuant to this Agreement, Transmedia shall have no liability for, and shall not assume, any

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debt, liability or obligation of the Seller or any of its Affiliates
(collectively, the "Retained Liabilities") (other than with respect to the unfunded portion of the Rights-to-Receive included in the Assets and the Assigned Agreements, excluding, however, any claim, liability or obligation with respect to any breach, default or failure by the Seller arising on or before the Closing Date (collectively, the "Assumed Liabilities")).

                  1.5 Rights-to-Receive Adjustment. The Seller represents, warrants and covenants to Transmedia that the balance sheet of the Seller as of the end of the calendar month immediately preceding the Closing Date, and the related statements of income and stockholders' equity and cash flow (the "Closing Date Balance Sheet") to be delivered pursuant to Section 6.1(d) shall reflect contractual rights-to-receive which have been purchased by the Seller from restaurants which are members of the TRANSMEDIA network, currently accept the TRANSMEDIA card, are then currently in operation and for which no bankruptcy or liquidation proceedings (whether voluntary or involuntary) have been commenced or, to the knowledge of the Seller, have been threatened to be commenced, in either case prior to or on the Closing Date. The Seller and Transmedia acknowledge and agree that Transmedia, though having completed some due diligence, will not have completed its due diligence with respect to the Rights-to-Receive prior to the Closing Date. No later than twenty (20) Business Days following the Closing Date, Transmedia shall complete such due diligence. Upon the completion of the due diligence with respect to the rights-to-receive and the calculation of the Rights-to-Receive Amount, Transmedia shall provide the Seller with a calculation indicating the valuation and aging of all Rights-to-Receive as of the Closing Date (the "Data Sheet"). If Transmedia determines that the value of the Rights-to-Receive Amount is less than $1,850,000.00, effective as of the Closing, the principal amount of the Payment Note having a term of two years

                                      8

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shall be reduced by the full amount of the shortfall in the Rights-to-Receive
Amount. If Transmedia determines that the Rights-to-Receive Amount is greater than $1,850,000.00, effective as of the Closing, the principal amount of the Payment Note having a term of two years shall be increased by the full amount of such difference.

                  1.6 Calculation of Number of Shares. The number of Shares to be delivered to Seller pursuant to Section 1.2 shall be determined by dividing (x) $1,500,000 by (y) the trailing average closing price of a share of Common Stock on the New York Stock Exchange calculated over the ten trading days immediately preceding June 29, 2000; provided, however, that in no event shall Transmedia issue to the Seller more than 375,000 shares of Common Stock. If the foregoing calculation would result in requiring more than 375,000 shares of Common Stock to be issued, the cash value of such additional Shares (being the product of (A) the price determined in (i) above and (B) such number of additional Shares) shall be paid in cash or added to the principal of the Payment Notes, as Transmedia, in its sole discretion, shall determine.

                  1.7 Further Assurances. If at any time after the Closing it shall be determined that any further bills of sale, assignments, assurances or any other actions or things are necessary or proper to vest, perfect or confirm, of record or otherwise, in Transmedia, Transmedia Restaurant or any designee of either its right, title or interest in, to or under any of the Assets, acquired as a result of, or in connection with, the transactions contemplated by this Agreement, or otherwise to carry out the purposes of this Agreement, the Seller shall deliver to Transmedia such bills of sale, assignments and assurances and take and do all such other actions and things, at Transmedia's cost and expense, as may be necessary or proper to vest, perfect or confirm any and all right, title and interest in, to and under the Assets and the rights, properties or assets transferred hereby.

                                      9

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                  1.8      Nonassignability. Anything contained in this
Agreement or any Additional Agreement to the contrary notwithstanding, neither this Agreement nor any Additional Agreement shall constitute an assignment, transfer, sublicense or sublease of or an agreement to assign, transfer, sublicense or sublease any right, title or interest in, to or under any contract, license, lease, commitment, sales order, purchase order or other agreement or any claim or right to any benefit arising thereunder or resulting therefrom, if an attempted assignment, transfer, sublicense or sublease thereof, without the consent or waiver of a third party thereto would constitute a breach thereof or a violation of any Law, or in any way adversely affect the rights of the Seller, Transmedia or Transmedia Restaurant thereunder. In any case to which the immediately preceding sentence applies, Transmedia shall, at the request of the Seller and at the cost and for the account of the Seller, cooperate and assist the Seller in the Seller's reasonable efforts to obtain such consent. In the event and to the extent that the Seller and Transmedia are unable to obtain any such required consent or waiver, the parties shall use all commercially reasonable efforts to provide Transmedia or Transmedia Restaurant the benefits of any such contract, license, commitment, sales order, purchase order or other agreement included in the Assets (including executing and delivering such further contracts or agreements between the Seller and Transmedia or Transmedia Restaurant as are appropriate and necessary to provide such benefits to Transmedia or Transmedia Restaurant; provided that no such agreement or contract shall constitute an assignment); provided, that Transmedia or Transmedia Restaurant, as applicable, shall undertake to pay or satisfy the corresponding liabilities with respect to such Asset for the enjoyment of such benefit to such Asset to the extent that Transmedia or Transmedia Restaurant, as applicable, would have been responsible for such liabilities hereunder if such consent, waiver or approval had been obtained.

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                                  ARTICLE II
                        REPRESENTATIONS AND WARRANTIES

                  2.1 The Seller. The Seller and each of Bessalel, Gorman and Rothgeb, jointly and severally, each for his own benefit, represents and warrants to Transmedia that, except as disclosed in a letter (the "Seller Disclosure Letter") delivered by the Seller to Transmedia at the date of this Agreement containing schedules (the "Schedules") specifically referencing the particular representations and warranties to which such Schedules relate:

                           (a)      Organization and Qualification.  Spectrum is
a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified, registered or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except such jurisdictions, if any, where the failure to be so qualified would not have a material adverse effect on its business and operations, taken as a whole. Seller does not own and has never held, directly or indirectly, any other interest or any right to acquire any interest in another corporation, partnership, trust, limited liability company, joint venture or other domestic or foreign entity (each, a "Person") other than, in the case of Spectrum, its general partner interest in Potomac, in which it is the sole general partner, and which interest it holds free and clear of all Liens. Potomac is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Maryland, has all requisite partnership power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified, registered or licensed

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and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except such jurisdictions, if any, where the failure to be so qualified would not have a material adverse effect on its business and operations, taken as a whole. Schedule 2.1(a) of the Seller Disclosure Letter lists each of the limited partners of Potomac, their mailing addresses and their percentage interest in Potomac. Each limited partner of Potomac listed on Schedule 2.1(a) of the Seller Disclosure Letter is the record and beneficial owner of such interest and holds such interest free and clear of all Liens. Seller has furnished to Transmedia complete and correct copies of (i) the Certificate of Incorporation and the By-Laws of Spectrum and (ii) the Certificate of Limited Partnership and the Agreement of Limited Partnership of Potomac, in each case as amended or restated, as of the date hereof.

                           (b)      Capitalization.  The authorized, issued and
outstanding capital stock of Spectrum, and the holders thereof as of the date hereof, are set forth in Schedule 2.1(b)(i) of the Seller Disclosure Letter. Each of Bessalel, Gorman and Rothgeb is the record and beneficial owner of the securities of Spectrum shown as owned by him in Schedule 2.1(b)(i) of the Seller Disclosure Letter, free and clear of all Liens. No shares of Spectrum capital stock are held in treasury or are reserved for any other purpose (including, without limitation, for issuance pursuant to any options, warrants, debentures or similar convertible security). All outstanding shares of Spectrum capital stock are duly authorized, fully paid and non-assessable and were validly issued free of any preemptive rights. Except as set forth in Schedule 2.1(b)(ii) of the Seller Disclosure Letter, there are no options, warrants, or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of, or other equity interests in, Seller or obligating

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Seller to grant, issue, sell or register for sale any shares of the capital stock of, or other equity interests in, Seller. There are no obligations, contingent or otherwise, of Seller to (x) repurchase, redeem or otherwise acquire any shares of capital stock, or the capital stock of, or other equity interests in, Seller or (y) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person or entity.

                           (c)      Authority; Vote Required.

                                    (i)     The Seller has the requisite power
         and authority to execute and deliver this Agreement and the Additional Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Additional Agreements by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action on the part of Seller (including approval by its Board of Directors, in the case of Spectrum, and its partners, in the case of Potomac) and no other proceedings on the part of the Seller are necessary to authorize this Agreement or the Additional Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Additional Agreements has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by each of the other parties (other than Bessalel, Gorman and Rothgeb) hereto or thereto, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

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                                    (ii)    Each of Bessalel, Gorman and Rothgeb
         has all legal right, power and capacity to execute and deliver and to perform its obligations under this Agreement and each Additional Agreement to which he is a party and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and each Additional Agreement to which Bessalel, Gorman or Rothgeb is a party has been duly executed and delivered by him and, assuming the due authorization, execution and delivery by each of the other parties (other than the Seller, Bessalel, Gorman and Rothgeb) hereto and thereto, constitutes a legal, valid and binding obligation of each of Bessalel, Gorman and Rothgeb, enforceable against each of Bessalel, Gorman and Rothgeb in accordance with its terms.

                           (d)      No Conflict; Required Filings and Consents.

                                    (i)     The execution, delivery and
         performance of this Agreement and the Additional Agreements by the Seller do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Spectrum or the Certificate of Limited Partnership or Agreement of Limited Partnership of Potomac;
         (ii) except as set forth in Schedule 2.1(d) of the Seller Disclosure Letter, conflict with or violate any federal, state, local or foreign laws, rules, ordinances, regulations, licenses, judgments, orders or decrees (collectively "Laws") applicable to the Seller or the Assets or by which the Seller or any of its properties is bound or affected; or
         (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to any other persons any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Seller

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         (including the Assets) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, mortgage, license, permit, franchise or other instrument or obligation to which the Seller is a party or by which the Seller or any of its properties is bound or affected, the result of which conflict, breach or default described in clause (iii) would be material and adverse to the business, properties, condition (financial or otherwise) or results of operations of the Seller or to any of the Assets (a "Material Adverse Effect").

                                    (ii)    The execution and delivery by each
         of Bessalel, Gorman and Rothgeb of this Agreement and each Additional Agreement to which he is a party do not, and the performance by each of Bessalel, Gorman and Rothgeb of his obligations under this Agreement and each Additional Agreement to which he is a party and the consummation of the transactions contemplated hereby and thereby did not, do not and will not: (A) conflict with or violate any Laws applicable to either Bessalel, Gorman or Rothgeb or by which any of their respective properties is bound or affected; or (B) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of each of Bessalel, Gorman or Rothgeb pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, mortgage, license, permit, franchise or other instrument or obligation to which Bessalel, Gorman or Rothgeb is a party or by which he or any of his properties is bound or affected; or (C) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority or court or any other Person, by any of Bessalel, Gorman or Rothgeb.

                                    (iii)   The execution, delivery and
         performance of this Agreement and the Additional Agreements by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby do not require the Seller or any of its Affiliates to receive any consent, approval, authorization or permit from, or make any filing with or notification to, any governmental authority or court or any other Person.

                           (e)      Permits; Compliance.  The Seller and its
Affiliates are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for it to own the Assets or to carry on their business pursuant to the Franchise Agreement and the Representative Agreement as it is now being conducted in the Territory and at the Additional Restaurants (the "Permits"), except for those Permits the failure of which to obtain or maintain would not result in a Material Adverse Effect, and no suspension, revocation or cancellation of any such Permits is pending, or to the knowledge of the Seller, threatened. All such Permits are listed on Schedule 2.1(e) of the Seller Disclosure Letter. The Seller and its Affiliates have not operated and are not operating such business in conflict with, or in default or violation of,
(i) any Law applicable to it or by which it or any of its properties is bound or affected or (ii) any of the Permits (except in either case for any such conflicts, defaults or violations which would not have a Material Adverse Effect), and the Seller has not received any notice to that effect.

                           (f)      Title to Assets.  The Seller owns, free and
clear of any Liens, other than as set forth on Schedule 2.1(f) of the Seller Disclosure Letter, and has full right to sell, assign and convey, all of the Assets, and at the Closing will convey the Assets and good and marketable title of the Assets to Transmedia (or its designee), free and clear of any Liens.

                           (g)      Absence of Certain Changes or Events.  Since
December 31, 1999: (i) the Seller has conducted its business only in the ordinary and usual course and consistent with past practice; and (ii) to the knowledge of the Seller, there has not incurred any act, omission, event or occurrence on the part of or with respect to the Seller or any other Person, which has had or could reasonably be expected to have a Material Adverse Effect.

                           (h)      Absence of Litigation.

                                    (i)     Except as set forth on Schedule
         2.1(h)(i) of the Seller Disclosure Letter, there is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind involving the Seller (or any Affiliate of the Seller) or any of the Assets, the Franchise Agreement, the Representative Agreement or the business conducted by the Seller pursuant to the Franchise Agreement, the Representative Agreement or at the Additional Restaurants, at law or in equity (including actions or proceedings seeking injunctive relief), which are pending or, to the knowledge of the Seller, are threatened. To the knowledge of the Seller, there are no circumstances or set of facts or circumstances that could give rise to any such claim, action, suit, litigation, proceeding, arbitration or investigation. There is no action pending, or to the knowledge of the Seller, threatened, seeking to enjoin or restrain or otherwise make it imprudent to consummate any of the transactions contemplated by this Agreement or the Additional Agreements. Neither the Seller nor, to its knowledge, any of its officers, directors, stockholders, employees, agents or representatives has any claims, actions, demands, causes of action, liability or liabilities, suits, reckonings, obligations, damages, judgments or executions of whatever kind or character, whether in law, equity or otherwise and whether or not presently known or unknown, against any Released Party (as defined in the Release).

                                    (ii)    Neither Seller nor any of its
         Affiliates are subject to any continuing order of, consent decree, settlement agreement or other similar written agreement, or, to the knowledge of the Seller, continuing investigation by, any governmental authority, or any judgment, order, writ, injunction, decree or award of any governmental authority, or any arbitrator, including, without limitation, cease-and-desist or other orders, which relates to any of the Assets, the Franchise Agreement, the Representative Agreement or the business conducted by the Seller and its Affiliates pursuant to the Franchise Agreement, the Representative Agreement or at the Additional Restaurants.

                           (i)      Contracts; No Default; Etc.

                                    (i)     Schedule 2.1(i) of the Seller
         Disclosure Letter sets forth the Assigned Agreements and any and all financing statements and filings made by or on behalf of the Seller to perfect any security interest or liens securing any Rights-to-Receive or loans or advances or any of the other Assets by the Seller (the "Financing Statements"). Correct and complete copies of all written Assigned Agreements, together with all amendments, supplements and side letters thereto, have been delivered to Transmedia for its review and the material terms of all oral Assigned Agreements, if any, have been disclosed to Transmedia.

                                    (ii)    Except as set forth in Exhibit P,
         each Assigned Agreement and any liens or security interests securing any Rights-to-Receive are valid, subsisting and enforceable, save only that such enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting the rights of creditors generally and by general principles of equity (whether considered in a proceeding at law or in equity); provided, however, that, except as otherwise expressly provided under this Agreement, no warranty as to the financial capability of the other party thereto is given. There is no material default (or any event known to the Seller which, with the giving of notice or lapse of time or both, would be a material default) by the Seller, or, to the knowledge of the Seller, any other party, in the timely performance of any obligation to be performed or paid under any Assigned Agreement. The Seller has not received any written notice of a filing or proposed filing under any bankruptcy, insolvency or other law for the relief of debtors by any restaurant or other establishment whose Rights-to-Receive are included among the Assets. The Seller has not agreed to impair, reduce, compromise or cancel any such Rights-to-Receive.

                                    (iii)   Except as set forth in Exhibit P, no
         restaurant or other establishment from which the Seller or any of its Affiliates has purchased any Rights-to-Receive, has notified the Seller in writing that it has canceled, not renewed or otherwise terminated, or will cancel, not renew or otherwise terminate, its relationship with the Seller or its agreement to accept The Transmedia Card.

                                    (iv)    The Seller has not made any loans or
         advances (other than the Rights-to-Receive) to any restaurant or other establishment in the Territory or to any Additional Restaurant.

                           (j)      Disclosure.  No representation or warranty
by the Seller, Bessalel, Gorman or Rothgeb in this Agreement or the Additional Agreements and no statement contained in the Seller Disclosure Letter or the Schedules thereto or any certificate delivered by the Seller to Transmedia pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements herein or therein not misleading. Copies of all documents which have been delivered or made available to Transmedia are true, correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder.

                           (k)      Brokers.  No broker, finder or investment
banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or any of its Affiliates.

                           (l)      Representations and Covenants with Respect
to the Shares and the Payment Notes.

                                    (i)     Potomac is an "accredited investor,"
         as such term is defined in Rule 501(a) of Regulation D under the Securities Act. Potomac understands that neither the Shares nor the Payment Notes have been registered under the Securities Act or any state securities laws by reason of exemptions from the registration requirements of the Securities Act or any state securities laws which depend upon, among other things, the accuracy of the representations set forth in this Section 2.1(l). Potomac is familiar with the provisions of Rule 144 under the Securities Act, which permits the limited resale of restricted securities subject to the satisfaction of certain conditions. Potomac (i) is the true party in interest and is not acquiring any of the Shares or the Payment Notes for the benefit of any other person or entity and (ii) is acquiring the Shares and the Payment Notes for the purpose of investment and not with a view to the resale or distribution of all or any part thereof in violation of the Securities Act.

                                    (ii)    Potomac understands that none of the
         Shares nor the Payment Notes have been registered under the Securities Act or any state securities laws and cannot be sold, pledged or otherwise disposed of or transferred without compliance with the Securities Act and any applicable state securities laws.

                                    (iii)   The certificates evidencing the
         Shares and the Payment Notes will bear a legend in substantially the form set forth below:

                 "THE SECURITIES REPRESENTED BY THIS CERTIFICATE
                  HAVE NOT BEEN REGISTERED UNDER THE SECURITIES
                  ACT OF 1933, AS AMENDED (THE "ACT"), OR STATE
                  SECURITIES LAWS, AND NO TRANSFER OF THESE
                  SECURITIES MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT
                  OR (B) PURSUANT TO AN EXEMPTION THEREFROM WITH
                  RESPECT TO WHICH THE COMPANY MAY REQUIRE AN
                  OPINION OF COUNSEL FROM THE HOLDER THAT SUCH
                  TRANSFER IS EXEMPT FROM THE REQUIREMENTS OF THE ACT."

         Upon receipt by Transmedia of (i) such documentation as it deems necessary and appropriate (including an opinion of counsel, with counsel and such opinion being reasonably satisfactory to Transmedia) to evidence that the foregoing legend may be removed from the certificates evidencing the Shares and (ii) the certificates for the Shares containing such legend, it shall issue to the holder of the Shares new certificates for the Shares without such legends.

                                    (iv)    Potomac covenants that none of the
         Shares issued to it nor the Payment Notes will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of (each being a "Transfer"), except (i) pursuant to an effective registration statement under the Securities Act, or (ii) unless such requirement is waived by Transmedia, upon receipt by Transmedia of an opinion of counsel to Potomac (which opinion and counsel are reasonably satisfactory to Transmedia), to the effect that no registration statement is required in connection with such Transfer because of the availability of an exemption from registration under the Securities Act and, in each case, after full compliance with all of the applicable provisions of the Securities Act and the rules and regulations of the SEC and all applicable state securities laws, rules and regulations.

                  2.2 Transmedia. Transmedia represents and warrants to the Seller that, except as set forth in a letter (the "Transmedia Disclosure Letter") delivered by Transmedia to the Seller at the date of this Agreement containing Schedules specifically referencing the particular representations and warranties to which such Schedules relate:

                           (a)      Organization; Authority.  Transmedia is a
corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Transmedia has the requisite corporate power and authority to execute and deliver this Agreement, the Bill of Sale, the Letter Agreements, the Payment Notes and the Transmedia Release, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Bill of Sale, the Letter Agreements, the Payment Notes and the Transmedia Release by Transmedia and the consummation by Transmedia of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Transmedia are necessary to authorize this Agreement, the Bill of Sale, the Letter Agreements, the Payment Notes or the Transmedia Release. This Agreement and each of the Bill of Sale, the Letter Agreements, the Payment Notes and the Transmedia Release have been duly executed and delivered by Transmedia and, assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes the legal, valid and binding obligations of Transmedia.

                           (b)      Shares.  Upon issuance and sale at the
Closing in accordance with the terms hereof, the Shares will be duly authorized, validly issued, fully paid and nonassessable and will not have been issued in violation of any preemptive rights.

                           (c)      No Conflict; Required Filings and Consents.

                                    (i)     The execution and delivery of this
         Agreement, the Bill of Sale, the Letter Agreements, the Payment Notes and the Transmedia Release by Transmedia does not, and the performance thereof by it will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Transmedia, (ii) conflict with or violate any Laws applicable to Transmedia or by which it or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Transmedia pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Transmedia is a party or by which Transmedia or any of its properties is bound or affected, the result of which conflict, breach or default described in (ii) or (iii) would be material and adverse to the business, properties, condition (financial or otherwise) or results of operations of Transmedia.

                                    (ii)    Except as set forth in Schedule
         2.2(c)(ii) of the Transmedia Disclosure Schedule, the execution, delivery and performance of this Agreement by Transmedia and the consummation by it of the transactions contemplated hereby do not require Transmedia to receive any consent, approval, authorization or permit from, or make any filing with or notification to, any governmental authority or any other Person.

                           (d)      Absence of Litigation.

                                    (i)     There is no action pending, or to
         the knowledge of Transmedia, threatened, seeking to enjoin or restrain or otherwise materially adversely affect Transmedia's ability to consummate any of the transactions contemplated by this Agreement.

                                    (ii)    Neither Transmedia nor any of its
         Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement, or, to the knowledge of Transmedia, continuing investigation by, any governmental authority, or any judgment, order, writ, injunction, decree or award of any governmental authority, or any arbitrator, including, without limitation, cease-and-desist or other orders, which relates to the acquisition of the Assets by Transmedia.

                           (e)      Brokers.  No broker, finder or investment
banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Transmedia or any of its Affiliates.

                                 ARTICLE III
                                 REGISTRATION

                  3.1 Shelf Registration. Transmedia shall prepare and file and use its best efforts to have declared effective a Shelf Registration Statement that shall include all Registrable Securities on any appropriate form pursuant to Rule 415 under the Securities Act, and/or any similar rule that may be adopted by the SEC, no later than one hundred twenty (120) days from the date hereof (the "Registration Date"), which such Shelf Registration Statements shall identify all of the Holders as potential re-sellers of the Registrable Securities.. Transmedia shall use its best efforts to keep such Shelf Registration continuously effective for such period following the date on which the Shelf Registration is declared effective until the earlier of (x) all such Registrable Securities have been disposed of in accordance with the registration statement covering them, and (y) the Holders of Registrable Securities may sell all of such shares pursuant to Rule 144 under the Securities Act (the "Effective Period"). Transmedia shall pay all Registration Expenses in connection with the Shelf Registration, whether or not it becomes effective. Transmedia shall have no obligation to pay any underwriting discounts, commissions or fees attributable to the sale of Registered Securities, which expenses will be borne by all sellers of securities.

                  3.2 Postponement. Transmedia shall be entitled to postpone for a reasonable period of time (but not exceeding the number of days set forth in the next two sentences) (the "Postponement Period") the filing of any Shelf Registration Statement required to be prepared and filed by it pursuant to this Agreement if Transmedia determines, in its reasonable judgment, that such registration and offering would materially and adversely interfere with any financing, corporate reorganization or other material transaction or development involving Transmedia or any subsidiary or would require a premature disclosure thereof, and shall promptly give the Holders of Registrable Securities written notice of such determination, containing a general statement of the reasons for such postponement and an approximation of the anticipated delay (which notice, in the event of a postponement resulting from the registration by Transmedia of any of its common equity securities under the Securities Act, shall be given to each holder of Registrable Securities no later than two Business Days before the Registration
Date). In the event of a postponement resulting from the offer, sale or distribution or registration under the Securities Act by Transmedia of any common equity securities, the Postponement Period shall be 180 days. In the event of a postponement for any other reason, the Postponement Period shall be 90 days.

                  3.3 Obligations of Transmedia. In connection with the registration of the Registrable Securities pursuant to this Agreement, Transmedia shall, as expeditiously and reasonably as possible:

                           (a)      Prepare and file with the SEC the Shelf
Registration Statement with respect to such Registrable Securities and use its reasonable efforts to cause such Shelf Registration Statement to become effective on or before the Registration Date.

                           (b)      During the Effective Period, prepare and
file with the SEC such amendments and supplements to such Shelf Registration Statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by such Shelf Registration Statement.

                           (c)      Furnish to the Holders such numbers of
copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities covered by the Shelf Registration Statement owned by them.

                           (d)      Use its best efforts to register and qualify
the securities covered by such Shelf Registration Statement under such other securities or laws of such states or other jurisdictions within the United States of America as shall be reasonably requested by the Holders, provided that Transmedia shall not be required to qualify to do business, to file a general consent to service of process or to subject itself to taxation in any such states or jurisdictions where it is not so subject.

                           (e)      Notify each Holder of Registrable Securities
covered by such Shelf Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event known to Transmedia as a result of which the prospectus included in such registration statement, as then in effect, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and then use its best efforts to promptly correct such statement or omission. Notwithstanding the foregoing and anything to the contrary set forth in this Section 3.3, each Holder acknowledges that Transmedia shall have the right to suspend the use of the prospectus forming a part of the Shelf Registration Statement if the offering would interfere with a pending corporate transaction or for other reasons until such time as an amendment to the Shelf Registration Statement has been filed by Transmedia and declared effective by the SEC, or until such time as Transmedia has filed an appropriate report with the SEC pursuant to the Exchange Act. Each Holder hereby covenants that it will (a) keep any such notice strictly confidential, and (b) not sell any shares of Common Stock pursuant to such prospectus during the period commencing at the time at which Transmedia gives the Holder notice of the suspension of the use of such prospectus and ending at the time Transmedia gives the Holder notice that it may thereafter effect sales pursuant to such prospectus. Transmedia shall only be able to suspend the use of such prospectus for periods aggregating no more than 90 days in respect of any registration.

                           (f)      Use its reasonable best efforts to cause
counsel to Transmedia to deliver promptly to the transfer agent such opinions on behalf of Transmedia as are customary so as to permit a Holder to sell the Registrable Securities covered by the Shelf Registration Statement pursuant to the registration effected by such Shelf Registration Statement.

                  3.4 Furnish Information. It shall be a condition precedent to the obligations of Transmedia to take any action pursuant to this Agreement with respect to the Registrable Securities of any Holder that such Holder shall furnish to Transmedia such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities and as may be required from time to time to keep such registration current in accordance with the terms hereof.

                  3.5 Indemnification. In the event any Registrable Securities are included in the Shelf Registration Statement under this
Agreement:

                           (a)      To the extent permitted by Law, Transmedia
will indemnify and hold harmless each Holder and their respective directors, officers and each Person, if any, who controls such Holder within the meaning of
Section 15 of the Securities Act or Section 20 of the Exchange Act, and such controlling Person's directors, officers and general partners, against any losses, claims, damages or liabilities (joint or several) (or actions with respect thereto) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus (but only if such statement is not corrected in the final prospectus) contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, not misleading (but only if such omission is not corrected in the final prospectus), or (iii) any violation or alleged violation by Transmedia in connection with the registration of Registrable Securities under the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and Transmedia will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this
Section 3.5(a) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 3.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Transmedia (which consent shall not be unreasonably withheld), nor shall Transmedia be liable in any such case or any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon written information furnished expressly for use in connection with such registration by any such Holder or controlling person. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

                           (b)      To the extent permitted by Law, each Holder
will indemnify and hold harmless Transmedia and its employees, agents, directors, officers, each other Holder and each Person, if any, who controls Transmedia or other Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and such controlling Person's employees, agents, directors, officers and general partners, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary, final or summary Prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made about such Holder in reliance upon and in conformity with written information furnished to Transmedia by or on behalf of such Holder, specifically stating that it is for use in the preparation of such registration statement; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 3.5(b) in connection with investigating or defending any such loss, claim, damage, liability or action.

                           (c)      The obligations of Transmedia and the
Holders under this Section 3.5 shall survive the completion of any offering of Registrable Securities in a Shelf Registration Statement under this Agreement, shall remain in full force and effect regardless of any investigation made by or on behalf of Transmedia, or such Holder, as the case may be, or any of their respective directors, officers, controlling Persons or general partners and shall survive the transfer of such securities by such Holder. The obligations of each Holder pursuant to this Section 3.5 are to be several and not joint; provided, that, with respect to each claim pursuant to this Section 3.5, each such Holder's maximum liability under this Section 3.5 shall be limited to an amount equal to the gross proceeds actually received by such Holder from the sale of Registrable Securities being sold pursuant to such registration statement or Prospectus by such Holder.

                           (d)      Promptly after receipt by an indemnified
party under this Section 3.5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties. The failure to deliver written notice to the indemnifying party within a reasonable time after the commencement of any such action, if materially and actually prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.5 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.5. The indemnified party shall have the right, but not the obligation, to participate in the defense of any action referred to above through counsel of its own choosing and shall have the right, but not the obligation, to assert any and all separate defenses, cross claims or counterclaims which it may have, and the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of such counsel has been specifically authorized in advance by the indemnifying party,
(ii) there is a conflict of interest that prevents counsel for the indemnifying party from adequately representing the interests of the indemnified party or there are defenses available to the indemnified party that are different from, or additional to, the defenses that are available to the indemnifying party, (iii) the indemnifying party does not employ counsel that is reasonably satisfactory to the indemnified party within a reasonable period of time, or (iv) the indemnifying party fails to assume the defense or does not reasonably contest such action in good faith, in which case, if the indemnified party notifies the indemnifying party that it elects to employ separate counsel, the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party and the reasonable fees and expenses of such separate counsel shall be borne by the indemnifying party.

                  3.6 Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of Transmedia to the public without registration or pursuant to a registration on Form S-3, Transmedia agrees to:

                           (a)      use its best efforts to make and keep public
information available, as those terms are understood and defined in Rule 144;

                           (b)      use its best efforts to file with the SEC in
a timely manner all reports and other documents required under the Securities Act and the Exchange Act; and

                           (c)      furnish to any Holder forthwith upon request
(i) a written statement by Transmedia as to its compliance with the reporting requirements of Rule 144, or as to whether it qualifies as a registrant whose securities may be resold pursuant to Form S-3, (ii) a copy of the most recent annual or quarterly report of Transmedia and such other reports and documents so filed by Transmedia, and (iii) such other information (and Transmedia shall take such action) as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

                  3.7 No Assignment of Registration Rights. The rights to cause Transmedia to register Registrable Securities pursuant to this Agreement may not be assigned by Potomac.

                                  ARTICLE IV
                     AGREEMENTS OF THE SELLER AND OTHERS

                  4.1      Ordinary Course of Business.

                           (a)      For the period from the date hereof through
the Closing Date, and except as approved in writing by Transmedia, the Seller covenants and agrees that it shall, and each of Bessalel, Gorman and Rothgeb covenants and agrees that it shall cause the Seller to:

                                    (i)     carry on its business in material
         compliance with the Franchise Agreement and the Representative Agreement in the ordinary course substantially in the manner carried on as of the date hereof;

                                    (ii)    use its, and cause its Affiliates to
         use their, commercially reasonable efforts to preserve for Transmedia the Seller's relationships with restaurants and other establishments that accept The Transmedia Card, with holders of The Transmedia Card and with others having business relationships with the Seller and its Affiliates;

                                    (iii)   not, and shall cause its Affiliates
         not to, modify, impair, reduce, compromise or cancel any Asset or amend, modify, terminate or extend any of the Assigned Agreements;

                                    (iv)    not, and shall cause its Affiliates
         not to, sell, assign, transfer, or otherwise dispose of any Asset, or subject any Asset to any Liens;

                                    (v)     maintain all the tangible Assets in
         their current condition, ordinary wear and tear excepted, and make all ordinary and necessary repairs to the Assets; and

                                    (vi)    not take, or agree to commit to
         take, or permit any of its Affiliates to take, any action that would make any representation or warranty of the Seller contained herein inaccurate in any material respect.

                                  ARTICLE V
                            ADDITIONAL AGREEMENTS

                  5.1 Legal Conditions to Transaction. Each of the parties will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the transactions contemplated hereby and in connection with required approvals of or filings with any other governmental authorities and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their respective Affiliates. The Seller will take all reasonable actions necessary to obtain (and Transmedia will cooperate with the Seller in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental authority or other public or private third party required to be obtained or made by the Seller in connection with the transactions contemplated by this Agreement. By the Closing Date, the Seller shall use its best efforts to obtain and deliver to Transmedia: (i) all necessary consents to the assignment to Transmedia of the Assets and the

Assigned Agreements; and (ii) any other consents that Transmedia may reasonably require. All such consents shall be in form and substance reasonably satisfactory to Transmedia and its counsel.

                  5.2 Taxes. Transmedia shall pay all sales and other transfer taxes arising as a result of the transfer of the Assets pursuant to this Agreement and Potomac and Transmedia shall share equally all the costs of amending the Financing Statements and assigning the security interests evidenced thereby.

                  5.3      Confidentiality.

                           (a)      The Seller and its Affiliates will hold and
keep confidential and will not disclose or use (i) any information provided to them or any of their representatives by or on behalf of Transmedia or any of its Affiliates in connection with the transactions contemplated hereby; and (ii) after the Closing, any confidential or proprietary information regarding any of the Assets, the Franchise Agreement, the Representative Agreement, the business conducted pursuant to the Franchise Agreement or the Representative Agreement in the Territory or the Additional Restaurants or the Assigned Agreements or any confidential or proprietary information relating to the business of the Seller in the Territory; provided, that this Section 5.3 shall not apply to (1) information which is publicly available at the time of disclosure (through no act of the Seller or any of its Affiliates); or (2) disclosures which are required to be made by the Seller or any of its Affiliates under legal process, in any legal proceeding arising between the Seller and Transmedia or its Affiliates out of this Agreement, by applicable Laws, or which are requested by Transmedia or any of its Affiliates.

                           (b)      The Seller agrees that damages may be an
inadequate remedy for any breach of the terms or provisions of this Section 5.3 and that Transmedia shall, whether or not it is pursuing any potential remedies at Law, be entitled to equitable relief in the form of preliminary and permanent injunctions, without having to post any bond or other security, upon any breach or threatened breach of any of such terms or provisions.

                           (c)      The parties agree that nothing in this
Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides Transmedia or any of its Affiliates with any broader, further or other remedy or protection than that provided herein.

                  5.4 Access to Information. Upon reasonable prior notice, provided that there is no unreasonable interference with the business of the Seller, the Seller shall (and shall cause its Affiliates to) afford to the officers, employees, accountants, counsel and other representatives of Transmedia access, during normal business hours during the period prior to the Closing Date, to all of its properties, books, contracts, commitments and records relating to the Assets and the Assigned Agreements and, during such period, the Seller shall (and shall cause its Affiliates to) furnish promptly to Transmedia all other information concerning its business in the Territory and at the Additional Restaurants, the Assets and the Assigned Agreements as Transmedia may reasonably request. Unless otherwise required by law, Transmedia will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of Transmedia, and in the event of termination of this Agreement for any reason Transmedia shall promptly return all nonpublic documents obtained from the Seller or its affiliates, and any copies made of such documents, to the Seller.

                  5.5      Non-Competition.

                           (a)      Each of Bessalel, Gorman and Rothgeb,
severally and not jointly and for his own account, and the Seller covenants that, for the period commencing on the Closing Date until the third anniversary of the Closing Date, except as otherwise approved in writing by Transmedia, he or it and each of his or its respective Affiliates (excluding any limited partners of Potomac listed on Schedule 2.1(a)) shall not, either directly or indirectly, for himself or itself, or through, on behalf of, or in conjunction with any Person, (i) own, maintain, engage in, advise, finance, assist, or have any interest in, any business engaging, in whole or in part, in providing discount dining or discount restaurant services, whether through use of barter, trade credits, scrip or similar items, or printing, selling, distributing or soliciting of a charge card for discount services and activities or promoting a charge card or providing services the same or similar to that sold, offered or provided through the TRANSMEDIA System (as defined in the Franchise Agreement and including the Dining A La Card program) within the Territory (or the Metropolitan Statistical Area (MSA), as that term is defined by the United States Census, in which the Territory is located, whichever is greater), within a radius of fifty miles of the Territory, within a radius of fifty miles of the location of any other business using the TRANSMEDIA System (as defined above), whether franchised or owned by Transmedia, or any such area in which, within the twelve month period prior to the Closing Date, Transmedia has taken significant affirmative steps to commence operations or (ii) interfere with, or divert or attempt to divert from Transmedia and its subsidiaries, licensees or franchises the benefits of, any relationship with employees, agents, suppliers, restaurant clients, membership card holders or other customers maintained by Transmedia and its subsidiaries, licensees or franchisees.

                           (b)      Each of Bessalel, Gorman, Rothgeb and the
Seller agrees that damages are an inadequate remedy for any breach of the terms or provisions of this Section 5.5 and that each of Transmedia or any Person shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without having to post any bond or other security, upon any breach or threatened breach of any term or provision of this Section 5.5 and to the remedy of specific performance to restrain Bessalel, Gorman, Rothgeb or the Seller from committing or continuing any such breach and to enforce Bessalel's, Gorman's, Rothgeb's or the Seller's obligations hereunder.

                           (c)      It is expressly understood and agreed that
although Transmedia and each of Bessalel, Gorman, Rothgeb and the Seller consider the restrictions contained in Section 5.5(a) hereof to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of Transmedia and its subsidiaries, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 5.5(a) hereof is an unenforceable restriction on Bessalel's, Gorman's, Rothgeb's or the Seller's activities, the provisions of
Section 5.5(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent with respect to such Person, as applicable, as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in Section 5.5(a) hereof or any remedy provided therein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy with respect to such Person or any other party.

                           (d)      The parties agree that nothing in this
Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides Transmedia or any of it Affiliates or subsidiaries with any broader, further or other remedy or protection than that provided herein.

                           (e)      If any court or tribunal of competent
jurisdiction shall refuse to enforce any or all of the provisions of this
Section 5.5, because individually or taken together, they are deemed unreasonable, then the parties hereto understand and agree that any such provision or provisions shall not be void, but for the purpose of such proceedings, and shall be revised to the extent necessary to permit the enforcement of such provisions.

                  5.6 NYSE Listing. Transmedia will use its best efforts to list the Shares on the New York Stock Exchange by the Registration Date.

                  5.7 Allocation of Purchase Price. Attached hereto as Exhibit M is a schedule setting forth an allocation of the purchase price paid by Transmedia for the Assets (as specified in Section 1.2) for use in accordance with all applicable Laws (the "Allocation Schedule"), which allocation was made in accordance with section 1060 of the Internal Revenue Code of 1986, as amended, and applicable regulations promulgated thereunder by the United States Treasury. Each of the Seller and Transmedia shall (i) be bound by such allocation set forth in the Allocation Schedule for purposes of determining any taxes, (ii) prepare and file its tax returns on a basis consistent with the allocation set forth in the Allocation Schedule and (iii) take no position that is inconsistent with the allocation set forth on the Allocation Schedule on any applicable tax return, in any proceeding before any taxing authority or otherwise. In the event that the allocation set forth in the Allocation Schedule is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute.

                                  ARTICLE VI
                            CONDITIONS TO CLOSING

                  6.1 Conditions to the Obligations of Transmedia. The obligation of Transmedia to consummate the transactions contemplated hereby is subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived in whole or in part by Transmedia to the extent permitted by applicable Law:

                           (a)      Representations and Warranties; Covenants.
The representations and warranties of the Seller, Bessalel, Gorman and Rothgeb set forth in this Agreement or in any certificate or document delivered pursuant hereto shall be true and correct in all material respects (unless qualified by materiality, in which case such representation and warranty shall be true and correct in all respects) when made and on and as of the Closing Date, as if made on such date, and the Seller, Bessalel, Gorman and Rothgeb shall have duly performed and complied in all material respects with all of its agreements, covenants, conditions and obligations contained in this Agreement. Transmedia shall have received a certificate from the Seller dated the Closing Date signed by the Chief Executive Officer of the Seller to the effect that the conditions of this paragraph have been satisfied.

                           (b)      Other Consents and Filings.  All approvals
and consents of or filings with governmental authorities, and all approvals and consents of any other persons, required to permit the consummation of all of the transactions contemplated hereby shall have been obtained or made to the reasonable satisfaction of Transmedia.

                           (c)      Documents of Transfer.  All bills of sale,
instruments of transfer and assignment and other statements, instruments and documents contemplated by Article I hereof shall have been duly executed and delivered by the Seller, and the Seller shall have furnished Transmedia with copies of all such items, and such other certificates and documents as Transmedia and its counsel may reasonably request, in sufficient time prior to the Closing Date to permit review and evaluation thereof and the making of preliminary arrangements for any necessary recording and filing thereof on the Closing Date.

                           (d)      Closing Date Balance Sheet.  Transmedia
shall have received the Closing Date Balance Sheet.

                           (e)      Additional Agreements.  Each of the
Additional Agreements shall have been duly executed and delivered by the Seller, Bessalel, Gorman and Rothgeb, and Transmedia shall have received evidence, reasonably satisfactory to it, of the termination of the Loan Agreement and the release by MLBFS of Transmedia under the Guaranty.

                           (f)      Opinion of Counsel.  Seller shall have
delivered to Transmedia an opinion of Wechsler, Selzer & Gurvitch, Chtd., dated the Closing Date, to the effect set forth in Exhibit N.

                           (g)      FIRPTA Certificate.  Seller shall have
delivered to Transmedia a FIRPTA Certificate in the form attached hereto as Exhibit O.

                           (h)      Absence of Litigation.  No action shall be
pending seeking to enjoin or restrain or otherwise make it imprudent to consummate any of the transactions contemplated by this Agreement.

                  6.2 Conditions to the Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby is subject to the fulfillment at or prior to the

Closing of the following conditions, any or all of which may be waived in whole or in part by the Seller to the extent permitted by applicable Law:

                           (a)      Representations and Warranties; Covenants.
The representations and warranties of Transmedia set forth in this Agreement or in any certificate or document delivered pursuant hereto shall be true and correct in all material respects when made and on and as of the Closing Date, as if made on such date, and Transmedia shall have duly performed and complied in all material respects with all of its agreements, covenants, conditions and obligations contained in this Agreement. The Seller shall have received a certificate dated the Closing Date signed by the Chief Executive Officer or the Chief Financial Officer of Transmedia to the effect that the conditions of this paragraph have been satisfied.

                           (b)      Other Consents and Filings.  All material
approvals and consents of or filings with governmental authorities, and all material approvals and consents of any other persons, required to permit the consummation of all of the transactions contemplated hereby shall have been obtained or made to the reasonable satisfaction of the Seller.

                           (c)      Documents of Transfer.  The Bill of Sale,
the Letter Agreements, the Payment Notes and the Transmedia Release shall have been duly executed and delivered by Transmedia or Transmedia Restaurant, as applicable.

                           (d)      Other Consideration.  At the Closing,
Transmedia shall have delivered to the Seller or its designee by wire transfer of immediately available funds in an aggregate amount equal to the cash amount listed in Section 1.2 and shall have delivered the Payment Notes and certificates for the Shares.

                           (e)      Absence of Litigation.  No action shall be
pending seeking to enjoin or restrain or otherwise materially adversely affect the Seller's ability to consummate any of the transactions contemplated by this Agreement.

                                 ARTICLE VII
                                 TERMINATION

                  7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                           (a)      by the mutual consent of the Seller and
Transmedia, by action of their respective Boards of Directors (or other legally binding authority of such party);

                           (b)      by Transmedia if there has been a material
breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement which breach has not been cured within five Business Days following receipt by the Seller of notice of such breach, or by either party if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable; or

                           (c)      by either Transmedia or the Seller if the
transactions contemplated hereby shall not have been consummated before July 30, 2000, provided that the party seeking to terminate this Agreement is not otherwise in breach in any material respect of any of its obligations hereunder.

                  7.2 Effect of Termination. In the event of termination of this Agreement by either Transmedia or the Seller as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Transmedia or the Seller, or their respective officers or directors, except (y) with respect to Sections 5.2, Article VIII (with respect to any claim for breach of the representation in Sections 2.1(k) or 2.2(e)) and 10.1) and (z) to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                 ARTICLE VIII
                       SURVIVAL OF REPRESENTATIONS AND
                         WARRANTIES; INDEMNIFICATION

                  8.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement, any schedule and any certificate, written statement, or other document delivered at the Closing pursuant to this Agreement by or on behalf of the Seller, Bessalel, Gorman, Transmedia or Transmedia Restaurant shall be deemed to have been relied upon notwithstanding any investigation heretofore or hereafter made or omitted by any party hereto and shall survive for a period of six (6) months after the Closing Date.

                  8.2 Indemnification Obligations. Subject to the terms and conditions of this Article VIII, each of the Seller, Bessalel, Gorman and Rothgeb, jointly and severally, agrees to defend, indemnify and hold Transmedia, Transmedia Restaurant and their respective officers, directors, agents, attorneys, employees, representatives and other affiliates (collectively, the "Transmedia Parties") harmless against any and all liabilities, losses, costs and expenses including, without limitation, reasonable legal and other expenses (collectively "Damages"), resulting from or relating to:

                           (a)      any misrepresentation or breach of any
representation or warranty of the Seller, Bessalel, Gorman or Rothgeb contained in this Agreement or in any Schedule or any certificate, written statement or other document delivered by or on behalf of the Seller pursuant to this Agreement;

                           (b)      any breach of any covenant, agreement or
obligation of the Seller, Bessalel, Gorman or Rothgeb contained in this Agreement;

                           (c)      any debt, liability or obligation of the
Seller or any of its Affiliates (other than with respect to the unfunded portion of the Rights-to-Receive included in the Assets and the Assigned Agreements, excluding, however, any claim, liability or obligation with respect to any breach, default or failure by the Seller arising on or before the Closing Date);

                           (d)      the conduct of the business of the Seller
and its Affiliates, and the ownership, use and operation of the Assets, on or prior to the Closing Date;

                           (e)      the Retained Liabilities; and

                           (f)      any and all actions, suits, demands,
assessments or judgments with respect to any claim arising out of or relating to the subject matter of the indemnification; provided, however, that each of the Seller, Bessalel, Gorman and Rothgeb, severally and not jointly, shall be liable for any damages arising out of their respective, or any of their respective Affiliates', breach of the covenants set forth in Section 5.5.

                  8.3 Transmedia's Indemnification Obligations. Subject to the terms and conditions of this Article VIII, Transmedia agrees to defend, indemnify and hold Spectrum, Potomac and each of their respective officers, directors, agents, attorneys, employees and representatives

(collectively, the "Seller Parties") harmless against any and all Damages resulting from or relating to:

                           (a)      any misrepresentation or breach of any
representation or warranty of Transmedia or Transmedia Restaurant contained in this Agreement or any certificate, written statement or other document delivered by or on behalf of Transmedia or Transmedia Restaurant pursuant to this Agreement;

                           (b)      any breach of any covenant, agreement or
obligation of Transmedia contained in this Agreement;

                           (c)      the ownership, use and operation of the
Assets by Transmedia after the Closing Date;

                           (d)      the Assumed Liabilities; and

                           (e)      any and all actions, suits, demands,
assessments or judgments with respect to any claim arising out of or relating to the subject matter of indemnification.

                  8.4 Claims for Indemnification; Defense of Indemnified Claims; Limitations on Indemnification.

                           (a)      For purposes of this Section, the party
entitled to indemnification shall be known as the "Indemnified Party" and the party required to indemnify shall be known as the "Indemnifying Party". In the event that the Indemnifying Party shall be obligated to the Indemnified Party pursuant to this Article VIII or in the event that a suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall give prompt written notice to the Indemnifying Party of the occurrence of such event; provided, however, that the failure to give such notice shall not constitute a waiver of the right to indemnification hereunder unless the Indemnifying Party is prejudiced in an actual and material respect thereby. The Indemnifying Party agrees to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at the Indemnifying Party's own cost and expense with counsel of its own choice, who shall be, however, reasonably acceptable to the Indemnified Party. The Indemnifying Party may make any compromise or settlement (subject to the written consent of the Indemnified Party, which will not be unreasonably withheld). The Indemnified Party shall have the right but not the obligation to participate at its own expense in the defense thereof by counsel of its own choice. In the event that the Indemnifying Party fails timely to defend, contest or otherwise protect itself against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right to defend, contest or otherwise protect the Indemnified Party against the same and may make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or compromise or settlement thereof.

                           (b)      No amounts of indemnity shall be payable as
a result of a claim under Section 8.2 (other than a claim with respect to a misrepresentation or breach of Section 2.1(a), (b), (c), (d), (f), (i), (k) or
(j) (as it relates to such Sections), Section 5.5 or Section 8.2(c), (d) or
(e)), unless and until the Transmedia Parties have suffered, incurred or sustained Damages with respect to claims hereunder in excess of $25,000.00, and then indemnity shall be payable for the amount of all Damages sustained by the Transmedia Parties. In no event, however, shall the Seller, Bessalel, Gorman or Rothgeb be liable for an amount in excess of $5,600,000.00, in the aggregate, for Damages under Section 8.2 (other than a claim with respect to a misrepresentation or breach of

Section 2.1(a), (b), (c), (d), (f), (i), (k) or (j) (as it relates to such Sections), Section 5.5 or Section 8.2(c), (d) or (e)).

                           (c)      No amounts of indemnity shall be payable as
a result of a claim under Section 8.3 (other than a claim of a breach of Section 8.3(d)) unless and until the Seller Parties have suffered, incurred or sustained Damages with respect to claims hereunder in excess of $25,000.00, and then indemnity shall be payable for the amount of all Damages sustained by the Seller Parties. In no event, however, shall Transmedia be liable for an amount in excess of $3,500,000.00, in the aggregate, for Damages under Section 8.3 (other than a claim of a breach of Section 8.3(d)).

                           (d)      Payments; Non-Exclusivity.  Any amounts due
an Indemnified Party under the aforesaid indemnities shall be due and payable by the Indemnifying Party within fifteen (15) days after written demand therefor. The remedies conferred in this Article VIII are intended to be without prejudice to any other rights or remedies available at law or equity to the Indemnified Parties, now or hereafter.

                  8.5 Set-Off. If from time to time and at any time Transmedia shall be entitled to be paid any amount under the provisions of this Agreement, including this Article VIII, Transmedia shall be entitled, if it so elects, to set-off such amount against any other amounts due to the Seller from Transmedia or any of its Affiliates, including, without limitation, the Payment Notes. Such right of set-off shall be in addition to and not in substitution of any other rights Transmedia shall be entitled to under the provisions of this
Article VIII or otherwise.

                                  ARTICLE IX
                                 DEFINITIONS

                  9.1 As used in this Agreement, the following defined terms shall have the meanings indicated below:

                           "Additional Agreements" mean the Bill of Sale, the
Letter Agreements, the Power of Attorney, the Release, the Payment Notes and the Stockholder Releases.

                           "Additional Restaurants" has the meaning assigned to
it in Section 1.1(a).

                           "Affiliate" means any corporation or other
organization, whether incorporated or unincorporated, (x) of which such party or any other affiliate of such party is a general partner or limited partner or (y) beneficially owns at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or (z) beneficially owns a majority of the securities or other interests representing the total equity in such organization, is directly or indirectly owned or controlled by such party or by any one or more of its affiliates, or by such party and one or more of its affiliates.

                           "Additional Restaurants" has the meaning assigned to
it in Section 1.1(a).

                           "Agreement" has the meaning set forth in the preamble
hereto.

                           "Allocation Schedule" has the meaning assigned to it
in Section 5.7.

                           "Assets" has the meaning assigned to it in Section
1.1(a).

                           "Assigned Agreement" has the meaning assigned to it
in Section 1.1(a).

                           "Assumed Liabilities" has the meaning assigned to it
in Section 1.4(b).

                           "Bessalel" has the meaning set forth in the recitals
hereto.

                           "Bill of Sale" has the meaning assigned to it in
Section 1.1(a).

                           "Business Day" means a calendar day other than a
Saturday, Sunday or any other day on which banks located in the State of New York, the State of Florida or the State of Maryland are authorized or obligated to be closed.

                           "Closing" has the meaning assigned to it in Section
1.3(a).

                           "Closing Date" has the meaning assigned to it in
Section 1.3(a).

                           "Closing Date Balance Sheet" has the meaning assigned
to it in Section 1.5.

                           "Common Stock" means the common stock, par value $
0.02 per share, of Transmedia, any securities into which such Common Stock shall have been changed, and all other securities of any class or classes (however designated) of Transmedia, the holders of which have the right, without limitation as to amount, after payment on any securities entitled to a preference on dividends or other distributions upon any dissolution, liquidation or winding-up, either to all or to a share of the balance of payments upon such dissolution, liquidation or winding-up.

                           "Damages" has the meaning assigned to it in
Section 8.2.

                           "Data Sheet" has the meaning assigned to it in
Section 1.5.

                           "Effective Period" has the meaning assigned to it in
Section 3.1.

                           "Exchange Act" means the Securities Exchange Act of
1934, as amended, and the rules and regulations thereunder.

                           "Excluded Assets" has the meaning assigned to it in
Section 1.4(a).

                           "Financing Statements" has the meaning assigned to it
in Section 2.1(i)(i).

                           "Franchise Agreement" has the meaning set forth in
the recitals hereto.

                           "Gorman" has the meaning set forth in the recitals
hereto.

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



                           "Guaranty" has the meaning set forth in the recitals
hereto.

                           "Holder" means any (i) recipient (including all the
appropriate general and limited partners of Spectrum as set forth in Schedule 2.1(a) of the Seller Disclosure Letter) of the Shares issued as consideration under Section 1.2 hereof and (ii) recipient (including all the appropriate general and limited partners of Spectrum as set forth in Schedule 2.1(a) of the Seller Disclosure Letter) of the Common Stock issued upon conversion of all or any part of the Payment Notes in accordance with the terms thereof.

                           "Indemnified Party" has the meaning assigned to it in
Section 8.4(a).

                           "Indemnifying Party" has the meaning assigned to it
in Section 8.4(a).

                           "Knowledge" means the knowledge of Bessalel, Gorman
or Rothgeb, on his own behalf and/or on behalf of the Seller as a senior officer or director, as such knowledge has been or reasonably should have been obtained in the conduct of the business of the Seller.

                           "Laws" has the meaning assigned to it in Section
2.1(d)(i).

                           "Letter Agreements" has the meaning assigned to it in
Section 1.1(b).

                           "Liens" has the meaning assigned to it in Section
1.1(a).

                           "Loan Agreement" has the meaning set forth in the
recitals hereto.

                           "Material Adverse Effect" has the meaning assigned to
it in Section 2.1(d)(i).

                           "MLBFS" has the meaning set forth in the recitals
hereto.

                           "Original Franchisees" has the meaning set forth in
the recitals hereto.

                           "Payment Notes" has the meaning assigned to it in
Section 1.1(b).

                           "Permits" has the meaning assigned to it in
Section 2.1(e).

                           "Person" has the meaning assigned to it in
Section 2.1(a).

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




                           "Postponement Period" has the meaning assigned to it
in Section 3.2.

                           "Potomac" has the meaning set forth in the preamble
hereto.

                           "Power of Attorney" has the meaning assigned to it in
Section 1.1(b).

                           "Processors" has the meaning assigned to it in
Section 1.1(a).

                           "Property" has the meaning assigned to it in Section
1.1(a).

                           "Release" has the meaning assigned to it in Section
1.1(b).

                           "Register," "Registered" and "Registration" refer to
a registration effected by preparing and filing a registration statement in compliance with the Securities Act.

                           "Registrable Securities" means the Shares issued as
consideration under Section 1.2 hereof and the Common Stock issued upon conversion of all or any part of the Payment Notes in accordance with the terms thereof. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (y) transferable pursuant to Rule 144 (or any similar rule then in force) under the Securities Act or otherwise transferred and, in each case, new certificates for them not bearing a restrictive Securities Act legend have been delivered by Transmedia and they can be sold without complying with the registration requirements of the Securities Act.

                           "Registration Date" has the meaning assigned to it in
Section 3.1.

                           "Registration Expenses" as used in this Agreement
shall mean all expenses incident to registration and disposition of the Registration Securities pursuant to this Agreement, including, without limitation, all registration, filing and applicable national securities exchange listing and National Association of Securities Dealers, Inc. fees, all fees and expenses of complying with state securities or blue sky laws (including reasonable fees and disbursements of counsel to the underwriters in connection with "blue sky" qualification of the Registrable Securities under the laws of the various jurisdictions), all duplicating and printing expenses, all messenger and delivery expenses, and the fees and disbursements of counsel for Transmedia and of its independent public accountants. Registration Expenses shall not include underwriters' and brokers' expenses and underwriting and brokerage fees, discounts and commissions in respect of the Registrable Securities being registered, transfer taxes or the fees and expenses of counsel to the holders of Registrable Securities.

                           "Release" has the meaning assigned to it in
Section 1.1(b).

                           "Representative Agreement" has the meaning set forth
in the recitals hereto.

                           "Retained Liabilities" has the meaning assigned to it
in Section 1.4(b).

                           "Rights-to-Receive" has the meaning assigned to it in
Section 1.1(a).

                           "Rights-to-Receive Amount" means an amount equal to
the cash or equivalent consideration funded by the Seller for Rights-to-Receive, net of usage and adjustments, as reported on the balance sheet data prepared by Transmedia in the normal course of business as of the Business Day immediately preceding the Closing Date with restaurants and other establishments in the Territory and the Additional Restaurants, calculated in accordance with Exhibit P attached hereto.

                           "Rothgeb" has the meaning set forth in the preamble
hereto.

                           "Rule 144" means Rule 144 (or any successor rule to
similar effect) promulgated under the Securities Act.

                           "Schedules" has the meaning assigned to it in
Section 2.1.

                           "SEC" means the Securities and Exchange Commission.

                           "Securities Act" means the Securities Act of 1933,
as amended, and the rules and regulations thereunder.

                           "Seller Disclosure Letter" has the meaning assigned
to it in Section 2.1.

                           "Seller" has the meaning set forth in the preamble
hereto.

                           "Seller Parties" has the meaning assigned to it in
Section 8.3.

                           "Shares" has the meaning assigned to it in
Section 1.2.

                           "Shelf Registration Statement" means a registration
statement intended to effect a shelf registration pursuant to Rule 415 promulgated under the Securities Act.

                           "Spectrum" has the meaning set forth in the preamble
hereto.

                           "Stockholder Releases" means the releases, in the
form of Exhibit I attached hereto, to be delivered by Bessalel, Gorman and Rothgeb.

                           "Territory" has the meaning assigned to it in the
Franchise Agreement.

                           "Transfer" has the meaning assigned to it in Section
2.1(iv).

                           "Transmedia" has the meaning assigned to it in the
preamble hereto.

                           "Transmedia Disclosure Letter" has the meaning
assigned to it in Section 2.2.

                           "Transmedia Parties" has the meaning assigned to it
in Section 8.2.

                           "Transmedia Release" has the meaning assigned to it
in Section 1.3(b)(ii).

                           "Transmedia Restaurant" has the meaning assigned to
it in Section 1.1(a).

                                  ARTICLE X
                           MISCELLANEOUS; GENERAL

                  10.1 Fees and Expenses. Except as otherwise specified herein, each party hereto shall pay its own expenses incident to preparing, entering into or carrying out this Agreement and the consummation of the transactions contemplated hereby.

                  10.2 Modification or Amendment. This Agreement constitutes the entire understanding among the parties relating to the subject matter hereof, and no modification, amendment or waiver of any provision of this Agreement will be effective against any party hereto, unless such modification, amendment or waiver is approved in writing by such party. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

                  10.3 Waiver of Conditions. The conditions to each party's obligations to consummate the transactions contemplated hereby are for the sole benefit of such party and may be waived by such party (in the manner provided for herein) in whole or in part to the extent permitted by applicable law.

                  10.4 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts (each being an original or facsimile), and each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                  10.5 Governing Law; Forum; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to a contract executed and performed in such State without giving effect to the principles of conflict of laws which would apply the Law of any state other than the State of Maryland. Each of the Seller,

Transmedia, Bessalel, Gorman and Rothgeb hereby irrevocably and unconditionally
(i) consents to submit to the jurisdiction of the courts of New York County, New York (state or federal) for any proceeding arising in connection with this Agreement (and each such party agrees not to commence any such proceeding, except in such courts), (ii) to the extent such party is not a resident of the State of New York, agrees to accept service of legal process by registered mail at the address specified in Section 10.7 in any such proceeding against such party with the same legal force and validity as if served upon such party personally within the State of New York and to notify promptly each other party hereto of any change of address for such service of process from the address contained in Section 10.7, (iii) waives any objection to the laying of venue of any such proceeding in the courts of New York County, New York (state or federal), and (iv) waives, and agrees not to plead or to make, any claim that any such proceeding brought in any court of New York County, New York (state or federal) has been brought in an improper or otherwise inconvenient forum.

                  10.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT.

                  10.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized overnight courier, or via facsimile. Such notices, demands and other communications will be sent to the address indicated below:

                           If to the Seller:
                           Potomac Dining Limited Partnership
                           c/o Gustavo L. Bessalel
                           5107 Lawton Drive
                           Bethesda, Maryland  20816

                           With a copy to:

                           Wechsler, Selzer and Gurvitch, Chtd.
                           4550 Montgomery Avenue
                           Suite 900N
                           Bethesda, Maryland 20814
                           Facsimile No.: (301) 986-1301
                           Attn:  H. Mark Rabin, Esq.

                           If to Transmedia:

                           Transmedia Network Inc.
                           11900 Biscayne Boulevard
                           North Miami, Florida 33181
                           Facsimile No.: (305) 892-3342
                           Attn:  Chief Executive Officer

                           With a copy to:

                           Morgan, Lewis & Bockius LLP
                           101 Park Avenue
                           New York, New York 10178
                           Facsimile No.: (212) 309-6273
                           Attn:  Stephen P. Farrell, Esq.

                           If to Bessalel:

                           Gustavo L. Bessalel
                           5107 Lawton Drive
                           Bethesda, Maryland  20816

                           If to Gorman:

                           Thomas E. Gorman
                           1455 W Street, N.W.
                           Washington, DC  20009

                           If to Rothgeb:

                           Francis Rothgeb
                           1914 1/2 17th Street, N.W.
                           Washington, DC  20009

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party; provided, that the failure to delivery copies of notices as indicated above shall not affect the validity of any notice. Any such communication shall be deemed to have been received (i) when delivered, if personally delivered, or sent by nationally-recognized overnight courier or sent via facsimile (with confirmation of receipt) or (ii) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by certified or registered mail.

                  10.8 Disclosure Letter and Exhibits; Entire Agreement. The Disclosure Letter and all exhibits and schedules and attachments to exhibits or schedules, or documents expressly incorporated into this Agreement, and any other attachments to this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. This Agreement supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

                  10.9 Assignment. Except as provided in the following sentence, this Agreement and the rights and obligations of the parties hereto shall not be assignable, by operation of Law or otherwise, or delegable. Transmedia may assign any or all of its rights and interests and delegate any or all of its obligations under this Agreement to any one or more Affiliates of Transmedia, but in such event Transmedia shall remain, and the assignee shall be, fully liable for the performance of all such obligations in the manner prescribed in this Agreement. Subject to the two preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

                  10.10 Titles and Captions. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way affect, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

                  10.11 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of Law which may render any provision hereof prohibited or unenforceable in any respect.

                  10.12 Publicity. During the period through the Closing Date, Transmedia, the Seller Bessalel, Gorman and Rothgeb and their respective Affiliates shall consult before making any public announcements or public comments regarding this Agreement or the sale contemplated hereby, except as required by applicable Law.

                  10.13 No Third Party Beneficiaries. This Agreement has been made for the sole benefit of Transmedia and the Seller and shall not be construed to confer any benefit or rights upon, nor may it be enforced by, any other person, including any officer, director, employee, stockholder or creditor of Transmedia or the Seller, except as otherwise specifically provided herein.

                         [Signature page to follow]

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

                                        TRANSMEDIA NETWORK INC.


                                        By:
                                           ------------------------------------
                                           Name:  Stephen E. Lerch
                                           Title: Executive Vice President and
                                           Chief Financial Officer


                                        SPECTRUM PARTNERS, INC.


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                        POTOMAC DINING LIMITED PARTNERSHIP

                                        By:  SPECTRUM PARTNERS, INC.
                                             General Partner


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                        ------------------------------------
                                        Gustavo L. Bessalel


                                        ------------------------------------
                                        Thomas E. Gorman


                                        ------------------------------------
                                        Francis Rothgeb